EXHIBIT 5.1

                           OPINION OF LOEB & LOEB LLP

                                January 11 , 2007

Global Pharmatech, Inc.
89 Ravine Edge Drive
Richmond Hill, Ontario L4E 4J6
Canada

Ladies and Gentlemen:

     We refer to the registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), being filed by Global Pharmatech, Inc., a Delaware corporation (the "Company"), with the U.S. Securities and Exchange Commission (the "SEC"), relating to the registration of 2,000,000 shares of the Company's common stock (the "Shares") issuable in connection with the Company's 2006 Equity Incentive Plan (the "Plan").

     We have examined the Plan, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

     Based upon such examination and relying upon statements of fact contained in the documents which we have examined, when issued upon payment of the relevant exercise price or as otherwise as provided for in, and assuming such issuance is in the manner contemplated by, the Plan, the Shares will be validly issued, fully paid and non-assessable.

     While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than New York or consulted with members of this firm who are admitted in any other jurisdictions other than the United States, New York and Delaware (our review of Delaware law being limited to Delaware's General Corporation Law ("DGCL")). Accordingly, the opinions we express herein are limited to matters involving the law of the United States, New York and the DGCL.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

                                   Very truly yours,

                                   /s/ Loeb & Loeb LLP
                                   ---------------------------------
                                   Loeb & Loeb LLP